Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED GUARANTY EXTENSION AGREEMENT

This Amended and Restated Guaranty Extension Agreement (this “Agreement”) is made and entered into as of the 15th day of March, 2010 by and between Lighting Science Group Corporation, a Delaware corporation (the “Borrower”), and Pegasus Partners IV, L.P., a Delaware limited partnership (the “Guarantor”).

WHEREAS, the Borrower and the Guarantor previously entered into that certain Guaranty Extension Agreement, dated as of August 24, 2009 (the “Original Agreement”).

WHEREAS, the Borrower and the Guarantor wish to amend and restate the Original Agreement as set forth in this Agreement.

WHEREAS, the Borrower and Bank of Montreal (the “Bank”) have entered into that certain Bank of Montreal Loan Authorization Agreement dated as of July 25, 2008, as amended by that certain First Amendment to Bank of Montreal Loan Authorization Agreement dated as of July 24, 2009 and that certain Second Amendment to Bank of Montreal Loan Authorization Agreement dated as of August 24, 2009 (the “Extension Date” and, the Bank of Montreal Loan Authorization Agreement, as so amended, the “Loan Agreement”), whereby the Bank has agreed to provide up to $20,000,000 of loans and other financial accommodations (the “Original Loans”) to the Borrower through August 24, 2010 (the “Maturity Date”).

WHEREAS, the Guarantor has guaranteed the Original Loans pursuant to that certain Guaranty dated as of July 25, 2008 (as amended, the “Original Guaranty”).

WHEREAS, the Borrower desires to increase the maximum amount of the Original Loans available pursuant to the Loan Agreement from $20,000,000 to $25,000,000 (as increased, the “Loans”) by entering into the Third Amendment to Bank of Montreal Loan Authorization Agreement (the “Loan Increase”) dated as of March 15, 2010, and has requested that the Guarantor execute an Acknowledgement and Consent (the “Guarantor Consent”) and a First Amendment to Guaranty (the “Guaranty Amendment” and, together with the Original Guaranty, and as the same may be amended from time to time the “Guaranty”) consenting to the Loan Increase and confirming that the Guaranty remains in full force and effect through the Maturity Date.

WHEREAS, the Borrower has previously authorized the issuance of units (“Units”) of its securities, and each such Unit consists of one share of the Borrower’s Series D Non-Convertible Preferred Stock, par value $0.001 per share, and one warrant entitling the holder thereof to purchase one share of common stock, par value $0.001 per share, for $6.00, subject to adjustment pursuant to the Warrant Agreement between the Borrower and American Stock Transfer & Trust Company, LLC, as Warrant Agent.

WHEREAS, on March 3, 2010 the Borrower consummated a rights offering (the “Rights Offering”) pursuant to that certain registration statement on Form S-1 (Registration No. 333-162966), which was initially filed with the Securities and Exchange Commission on November 6, 2009, pursuant to which the Borrower offered and sold Units.

WHEREAS, the Guarantor or its assignees have the option (the “Standby Purchase Option”) to purchase any or all of the Units that were not subscribed for pursuant to the terms of the Rights Offering (the “Unsubscribed Units”).

WHEREAS, the Borrower and the Guarantor wish to agree to certain terms and conditions with respect to the Loans, the Guaranty and the consideration therefor in the event that the Guarantor or its assignees purchase all of the Unsubscribed Units, which terms and conditions are set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Consent and Guaranty Amendment. The Guarantor hereby agrees to execute the Guarantor Consent and the Guaranty Amendment and to guarantee the Loans through, but not after, the Maturity Date.

Section 2. Fee. In order to induce the Guarantor to enter into the Guarantor Consent and the Guaranty Amendment, the Borrower agrees to pay the Guarantor a fee (the “Fee”), such Fee to be calculated and paid in accordance with this Section 2.

(a) The Fee shall be paid by the Borrower upon the earliest to occur of: (i) the Maturity Date, (ii) the date of termination of the Loan Agreement, (iii) the date of termination of the Guaranty, (iv) the Fourth Amendment Effective Date (as defined in Section 3), and (v) a Change of Control (as defined herein) (the “Fee Payment Date”).

(b) Maturity Date, Early Termination or Fourth Amendment Effective Date. If the Fee Payment Date is the Maturity Date, the date of termination of the Loan Agreement, the date of termination of the Guaranty or the Fourth Amendment Effective Date, the Fee payable pursuant to this Section 2 shall be an amount equal to the product of: (i) the Average Daily Loan Balance (as defined herein), multiplied by (ii) the product of: (A) fifteen percent (15%) multiplied by (B) the Usage Percentage (as defined herein) (such Fee being the “Average Daily Balance Fee”).

(c) Change of Control. If the Fee Payment Date is the date of a Change of Control, the Fee payable pursuant to this Section 2 shall be equal to the greater of: (i) the Average Daily Balance Fee and (ii) an amount equal to the product obtained by multiplying (A) one percent (1.0%) of the total transaction consideration (including, without limitation, consideration in the form of the assumption or discharge of indebtedness) received by the Borrower upon the Change of Control, by (B) the Usage Percentage.

(d) Issuance of Units in Satisfaction of the Fee. The Borrower shall issue Units to the Guarantor in full satisfaction of the Fee payable pursuant to this Section 2, and any Units issued pursuant to this Section 2 shall be in addition to any Units issued pursuant to the Rights Offering or the Standby Purchase Option. Such Units shall be issued as follows:

(i) The Guarantor shall be entitled to receive that number of Units equal to one Unit for each $1.006 of the Fee payable pursuant to this Section 2.

(ii) As of the Fee Payment Date, the Guarantor shall be deemed, without further action on its part, to subscribe for the number of Units it is entitled to receive pursuant to this Section 2 and upon issuance of such Units in payment and satisfaction of such subscription, the Guarantor shall release the Borrower from all obligations hereunder in respect of the payment of the Fee.

(iii) The Borrower shall not be required to issue fractions of Units in satisfaction of the Fee. If any fractional interest in a Unit would be delivered pursuant to this Section 2, the Guarantor shall be entitled to receive that number Units obtained by rounding up to the nearest whole Unit.

(iv) As soon as commercially reasonable after the Fee Payment Date, and in any event, within ten (10) business days thereafter, the Borrower shall issue and deliver to the Guarantor a certificate or certificates for the number of Units issuable upon payment of the Fee in accordance with the provisions hereof.

(e) Additional Definitions. For purposes of this Agreement the following terms will have the indicated meanings:

(i) “Average Daily Loan Balance” shall be an amount equal to the average unpaid principal balance under the Note (as defined in the Loan Agreement and determined in accordance with the Bank’s record keeping obligations pursuant to the Loan Agreement), during the Measurement Period, calculated as of the applicable Fee Payment Date.

(ii) “Usage Percentage” shall mean the quotient obtained by dividing the number of days in the Measurement Period by 365.

(iii) “Measurement Period” shall be the period beginning on the Extension Date and ending on the applicable Fee Payment Date.

(iv) “Change of Control” shall mean the occurrence of any of the following:

(A) the sale, conveyance or disposition of all or substantially all of the assets of the Borrower (other than pursuant to a joint venture arrangement or other transaction in which the Borrower, directly or indirectly, receives at least fifty percent (50%) of the voting equity in another entity or a general partnership);

(B) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Borrower is disposed of (other than (i) as a direct result of normal, uncoordinated trading activities in the common stock of the Borrower generally or (ii) solely as a result of the disposition by a stockholder of the Borrower to an Affiliate of such stockholder);

(C) the consolidation, merger or other business combination of the Borrower with or into any other entity, immediately following which the prior stockholders of the Borrower fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity;

(D) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires more than fifty percent (50%) of the voting equity of the Borrower (other than the acquisition by a person or “group” that is an Affiliate of or Affiliated with a person or “group” that immediately prior to such acquisition, beneficially owned fifty percent (50%) or more of the voting equity of the Borrower);

(E) the replacement of a majority of the board of directors of the Borrower with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or

(F) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission issued thereunder).

(v) “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

Section 3. Fourth Amendment and Fourth Amendment Fee.

(a) Borrower Covenants. To the extent that the Guarantor or its assignees purchase all, but not less than all, of the Unsubscribed Units, the Borrower hereby covenants and agrees as follows:

(i) Within five (5) business days of the Borrower’s receipt of payment for the Unsubscribed Units (the “Standby Purchase Proceeds”), the Borrower shall reduce the principal amount outstanding with respect to the Loans by an amount equal to the Standby Purchase Proceeds.

(ii) The Borrower shall take commercially reasonable efforts to further amend the Guaranty, the Loan Agreement and, if necessary, the Note (as defined in the Loan Agreement) (such amendment, collectively, the “Fourth Amendment”), to: (A) reduce the total amount of the Guaranty required by the Loan Agreement from $25,000,000 to $10,000,000, and (B) extend the Maturity Date from August 24, 2010 to the first anniversary of the Fourth Amendment Effective Date (as defined herein) (the “Fourth Amendment Maturity Date”).

(iii) Until the Fourth Amendment has been executed and delivered by the parties thereto, the Borrower will not make any borrowings pursuant to the Loan Agreement without the prior consent of the Guarantor, which consent may be granted or withheld in the sole discretion of the Guarantor.

(b) Guarantor Covenants. The Guarantor shall take commercially reasonable efforts to provide the Bank with any necessary consents, acknowledgments, guaranties or other documents (the “Fourth Amendment Guaranty Documents”) that the Bank may reasonably request in order to effectuate the Fourth Amendment.

(c) Upon the execution of the Fourth Amendment in accordance with this Section 3 and in order to induce the Guarantor to execute and deliver the Fourth Amendment Guaranty Documents, except as otherwise provided in Section 3(f), the Borrower agrees to pay the Guarantor a fee (the “Fourth Amendment Fee”), such Fourth Amendment Fee to be calculated and paid in accordance with this Section 3.

(d) The Fourth Amendment Fee shall be paid by the Borrower upon the earliest to occur of: (i) the Fourth Amendment Maturity Date, (ii) the date of termination of the Loan Agreement (as amended pursuant to the Fourth Amendment), (iii) the date of termination of the Guaranty (as amended pursuant to the Fourth Amendment Guaranty Documents), and (iv) a Change of Control (the “Fourth Amendment Fee Payment Date”).

(e) Fourth Amendment Fee. The Fourth Amendment Guaranty Fee shall be equal to the sum of:

(i) the product of: (A) the Fourth Amendment Average Daily Loan Balance (as defined herein), multiplied by (B) the product of (1) ten percent (10%) multiplied by (2) the Fourth Amendment Usage Percentage (as defined herein), plus

(ii) the product of: (A) the Maximum Fourth Amendment Loan Amount (as defined herein), multiplied by (B) the product of (1) ten percent (10%) multiplied by (2) the Fourth Amendment Maximum Loan Fee Usage Percentage (such portion of the Fourth Amendment Fee being the “Fourth Amendment Maximum Loan Fee”).

(f) Termination Within 120 Days. Notwithstanding the foregoing, if the Guaranty (as amended pursuant to the Fourth Amendment Guaranty Documents) is terminated on or before the 120th day after the Fourth Amendment Effective Date, the parties agree that the Fourth Amendment Maximum Loan Fee shall be equal to $0.00.

(g) Issuance of Units in Satisfaction of the Fourth Amendment Fee. The Borrower shall issue Units to the Guarantor in full satisfaction of the Fourth Amendment Fee payable pursuant to this Section 3, and any Units issued pursuant to this Section 3 shall be in addition to any Units issued pursuant to the Rights Offering or the Standby Purchase Option. Such Units shall be issued as follows:

(i) The Guarantor shall be entitled to receive that number of Units equal to one Unit for each $1.006 of the Fourth Amendment Fee payable pursuant to this Section 3.

(ii) As of the Fourth Amendment Fee Payment Date, the Guarantor shall be deemed, without further action on its part, to subscribe for the number of Units it is entitled to receive pursuant to this Section 3 upon issuance of such Units in payment and satisfaction of such subscription, the Guarantor shall release the Borrower from all obligations hereunder in respect of the payment of the Fourth Amendment Fee.

(iii) The Borrower shall not be required to issue fractions of Units in satisfaction of the Fourth Amendment Fee. If any fractional interest in a Unit would be delivered pursuant to this Section 3, the Guarantor shall be entitled to receive that number Units obtained by rounding up to the nearest whole Unit.

(iv) As soon as commercially reasonable after the Fourth Amendment Fee Payment Date, and in any event, within ten (10) business days thereafter, the Borrower shall issue and deliver to the Guarantor a certificate or certificates for the number of Units issuable upon payment of the Fourth Amendment Fee in accordance with the provisions hereof.

(h) Additional Definitions. For purposes of this

(i) “Fourth Amendment Average Daily Loan Balance” shall be an amount equal to the average unpaid principal balance under the Note (as defined in the Loan Agreement and as may be amended pursuant to the Fourth Amendment with the consent of the Guarantor (which consent shall not be unreasonably withheld), and determined in accordance with the Bank’s record keeping obligations pursuant to the Loan Agreement), during the Fourth Amendment Measurement Period, calculated as of the applicable Fourth Amendment Fee Payment Date.

(ii) “Fourth Amendment Effective Date” shall mean the effective date of the Fourth Amendment.

(iii) “Fourth Amendment Maximum Loan Fee Measurement Period” shall be the period beginning on the 121st day after the Fourth Amendment Effective Date and ending on the applicable Fourth Amendment Fee Payment Date.

(iv) “Fourth Amendment Maximum Loan Fee Usage Percentage” shall mean the quotient obtained by dividing the number of days in the Fourth Amendment Maximum Loan Fee Measurement Period by 365.

(v) “Fourth Amendment Measurement Period” shall be the period beginning on the first calendar day immediately following the Fourth Amendment Effective Date and ending on the applicable Fourth Amendment Fee Payment Date.

(vi) “Fourth Amendment Usage Percentage” shall mean the quotient obtained by dividing the number of days in the Fourth Amendment Measurement Period by 365.

(vii) “Maximum Fourth Amendment Loan Amount” shall mean the maximum amount available pursuant to the Note (as defined in the Loan Agreement and as may be amended pursuant to the Fourth Amendment with the consent of the Guarantor (which consent shall not be unreasonably withheld)), during the Fourth Amendment Maximum Loan Fee Measurement Period, calculated as of the applicable Fourth Amendment Fee Payment Date.

Section 4. Reimbursement Obligation. The Borrower agrees to reimburse the Guarantor for all payments made by Guarantor on the Guarantied Obligations (as defined in the Guaranty), pursuant to the terms of the Guaranty (collectively, the “Reimbursement Payments”). Each Reimbursement Payment shall be payable within two (2) business days after the Guarantor notifies the Borrower in writing of a payment by the Guarantor on a Guarantied Obligation and the amount of such payment.

Section 5. Overdue Amounts. If the Fee, the Fourth Amendment Fee or a Reimbursement Payment is not paid when due, it shall bear interest at the lesser of (a) a per annum rate of interest equal to the prime rate announced by The Wall Street Journal plus two percent (2%) and (b) the maximum rate allowed by law.

Section 6. Termination of Guaranty. Upon the payment of the Fee, if the Guaranty has not already been terminated, the parties shall promptly terminate the Guaranty in accordance with the terms thereof; provided that, the parties shall have no obligation to terminate the Guaranty in the event that the Fee is paid as a result of the Fourth Amendment Effective Date. Upon payment of the Fourth Amendment Fee, if the Guaranty has not already been terminated, the parties shall promptly terminate the Guaranty in accordance with the terms thereof.

Section 7. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Miscellaneous.

(a) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same Agreement. Delivery of this Agreement may be effected by facsimile transmission or electronic mail in portable document format.

(b) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(c) No party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without first obtaining the written consent of all other parties hereto.

(d) This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

[Signatures Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

BORROWER:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Jonathan Cohen
Name:	Jonathan Cohen
Title:	Vice President and Chief Accounting Officer

GUARANTOR:

PEGASUS PARTNERS IV, L.P.

By:	Pegasus Investors IV, L.P., its general partner

By:	Pegasus Investors IV GP, L.L.C., its general partner

By:	/s/ Richard Weinberg
Name:	Richard Weinberg
Title:	Vice President

[Signature page to Amended and Restated Guaranty Extension Agreement]